UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  June 24, 2011

STARTEK, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12793	84-1370538
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

44 Cook Street Suite 400, Denver, Colorado	80206
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (303) 262-4500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)           On June 24, 2011, the Company entered into an amended and restated employment agreement (the “Employment Agreement”) with Chad A. Carlson, the Company’s newly-appointed President and Chief Executive Officer that replaces the existing employment agreement with Mr. Carlson, dated May 26, 2010.  The Employment Agreement provides for an annual salary of $415,000, subject to periodic review and adjustment by the Company, including within the first six weeks of 2012 with a salary adjustment to be based on 2011 performance.  The Employment Agreement also provides for the grant of a stock option to purchase 175,000 shares of the Company’s common stock pursuant to the Company’s 2008 Equity Incentive Plan and applicable award agreements.  The exercise price for the options will equal the closing price of StarTek, Inc. common stock on June 24, 2011, the date of execution of the Employment Agreement and approval by the Company’s board of directors.  The options will vest as to 25% of the shares on the first anniversary of the date of grant and thereafter 1/36th of the shares will vest monthly over the course of 36 months.  Pursuant to the terms of the 2008 Equity Incentive Award if a change in control occurs, each outstanding option that is not yet vested will immediately vest with respect to 50% of the shares that were unvested immediately before the change in control. If, in connection with a change in control, the options were either continued in effect or assumed or replaced by the surviving corporation, and within two years after the change in control, Mr. Carlson is involuntarily terminated other than for cause, then each such outstanding option will immediately become vested and exercisable in full and will remain exercisable for 24 months.

Mr. Carlson will be eligible to participate in the Company’s annual Incentive Bonus Plan with a bonus potential of 100% of his then current annual base salary at 100% target attainment pursuant to the Company’s Incentive Bonus Plan, beginning on a pro-rated basis with his start date as President and Chief Executive Officer.  Mr. Carlson will also receive up to $105,000 in relocation benefits, up to $85,000 of which are subject to repayment to the Company upon termination of Mr. Carlson’s employment under certain circumstances or if he does not complete his relocation by August 1, 2012.

Mr. Carlson shall be entitled to paid time off at his discretion of up to 160 hours per year.

Mr. Carlson’s employment with the Company can be terminated at any time for any reason by the Company or Mr. Carlson.  However, if Mr. Carlson’s employment is terminated without cause, or if Mr. Carlson resigns with good reason, he will be entitled to receive the equivalent of twelve months of his then current annual base salary, payable on the same basis and at the same time as previously paid, and he will be entitled to receive his annual bonus for the year of termination, pro-rated for time and performance.  In addition, if Mr. Carlson timely elects continuation of health insurance pursuant to COBRA, the Company will reimburse Mr. Carlson for a portion of his COBRA premiums that is equal to the Company’s monthly percentage contribution toward his health benefit premiums as of the date of termination for a period of eighteen months.  “Cause” and “Good Reason” are defined in the Employment Agreement.  Severance and other benefits may be reduced if such benefits would be subject to taxation under Section 280G of the Internal Revenue Code to provide the greatest after-tax benefits.

The Employment Agreement also provides for non-disclosure by Mr. Carlson of the Company’s confidential or proprietary information, and includes covenants by Mr. Carlson not to compete with the Company or hire or solicit its employees, suppliers and customers, in each case for a restricted period equal to twelve months following termination of employment.  Mr. Carlson also assigned to the Company any rights he may have to intellectual property which may be conceived in the scope of his employment.

The Company will reimburse Mr. Carlson for Mr. Carlson’s reasonable legal expenses for the review of the Employment Agreement.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 hereto and incorporated into this Item 5.02 by reference.

(e)           The information set forth above regarding Mr. Carlson and the Employment Agreement is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

10.1                           Amended and Restate Employment Agreement of Chad A. Carlson dated June 24, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

StarTek, Inc.
(Registrant)

Dated: June 29, 2011	By:	/s/Dave M. Gomez
	Name:	Dave M. Gomez
	Title:	Senior Vice President and General Counsel